Exhibit 12. Statement re:

Computation of Ratio of Earnings to Fixed Charges

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
	2003	2002	2001	2000	1999	1998
		restated
Inclusive of interest on deposits:
Earnings:
Pre-tax income	130,914	114,746	94,941	88,870	82,755	62,495
Add: Fixed charges	140,588	174,092	215,854	218,375	169,546	151,728
Less: Interest capitalized	—	(96)	(168)	(256)	(536)	(267)

Earnings	271,502	288,742	310,627	306,989	251,765	213,956

Fixed charges:
Interest on deposits	61,011	90,963	120,664	115,509	99,665	95,788
Interest on borrowed funds	75,941	80,502	93,825	101,664	68,736	54,787
Rent expense	3,636	2,627	1,365	1,202	1,145	1,153

Fixed charges	140,588	174,092	215,854	218,375	169,546	151,728

Ratio of earnings to fixed charges inclusive of interest on deposits	1.93	1.66	1.44	1.41	1.48	1.41

Exclusive of interest on deposits:
Earnings:
Pre-tax income	130,914	114,746	94,941	88,870	82,755	62,495
Add: Fixed charges	79,577	83,129	95,190	102,866	69,881	55,940
Less: Interest capitalized	—	(96)	(168)	(256)	(536)	(267)

Earnings	210,491	197,779	189,963	191,480	152,100	118,168

Fixed charges:
Interest on deposits	—	—	—	—	—	—
Interest on borrowed funds	75,941	80,502	93,825	101,664	68,736	54,787
Rent expense	3,636	2,627	1,365	1,202	1,145	1,153

Fixed charges	79,577	83,129	95,190	102,866	69,881	55,940

Ratio of earnings to fixed charges exclusive of interest on deposits	2.65	2.38	2.00	1.86	2.18	2.11